Exhibit 99.1

        Medical Staffing Network Holdings Announces Adamson's Intention
                      to Remain as Chief Executive Officer

    BOCA RATON, Fla.--(BUSINESS WIRE)--September 22, 2004--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, announced today that its Chairman and Chief Executive Officer Robert J. Adamson will remain in his current role as Chief Executive Officer for at least the next two years. In March of this year, Mr. Adamson had indicated his intention to retire from his role as Chief Executive Officer, but remain as Executive Chairman of the Company.
    Board of Directors member David J. Wenstrup commented, "The Board is delighted that Robert will continue as Chief Executive Officer. He was a co-founder of the Company, and, under his leadership, Medical Staffing Network has become one of the country's leading providers of temporary healthcare professionals. Mr. Adamson was asked to extend his contract as Chief Executive Officer, and he enthusiastically agreed to recommit to the role. We are pleased that he will continue to provide his leadership and vision to the Company."
    In commenting on the announcement, Mr. Adamson said, "I am pleased to be extending my commitment to the role of Chief Executive Officer and helping to steer the Company through these tumultuous industry times. Given the recent market conditions, the Company needs to be focused on bolstering recent positive trends and executing existing initiatives rather than a change in senior management. I look forward to continuing to be involved on a day-to-day basis and to seeing first-hand the improvements resulting from all the hard work and dedication from our management team and associates."

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This press release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: Mr. Adamson's willingness to continue his role as Chief Executive Officer for the stated two-year period, the Company's ability to stabilize the reduction in revenue, and the Company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the Company's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Robert J. Adamson, 561-322-1303